FIRST AMENDMENT TO CONVERTIBLE PROMISSORY

This First Amendment to the Convertible Promissory Note with ___________ as Holder and Smarte Solutions, Inc. as Company, dated as of _________________ (the “Note”), is entered into on the 14th day of October, 2004 by and between Vincera, Inc. (formerly known as Smarte Solutions, Inc.,) a Delaware Corporation (the “Company”), and ___________________ (“Holder”).

WHEREAS, the Holder has provided that certain loan to the Company in an amount determined and as in accordance with the Note; and

WHEREAS, the Holder and the Company desire to amend certain provisions contained in the Note;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Convertible Promissory Note in the manner set forth below:

1.

Paragraph 3 of the Note is hereby amended in its entirety to read as follows:

At the closing of a Qualified Equity Financing (as defined below) on or before the Maturity Date, the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note shall be automatically converted into the number of shares of common or preferred stock issued by Payor in such Qualified Equity Financing as is obtained by dividing (a) the outstanding principal balance of, and all accrued and unpaid interest on, this Note as of the closing date of the Qualified Equity Financing by (b) the price per share of common or preferred stock issued in the Qualified Equity Financing, provided, however, that if Payor elects in its sole discretion to repay at such closing all accrued and unpaid interest on this Note in cash or cash equivalent, then this interest shall be deemed paid in full and shall not be convertible into stock issued by Payor.  A “Qualified Equity Financing” shall mean an equity financing in which the Payor sells equity securities and obtains net proceeds (including conversion of this Note) in an amount not less than Five Hundred Thousand Dollars ($500,000).  Holder agrees to execute appropriate market standoff agreements as may be requested by the Payor or Payor’s underwriters in connection with the closing of the issuance and sale of shares of common stock of the Payor in the Payor’s first public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.  Such market standoff agreements shall provide at a minimum that Holder shall be restricted from selling any shares of common stock issued upon conversion of this Note until the expiration of ten (10) days following the filing of Payor’s first financial statements for a period ending in calendar year 2005 after the effective date of the first registration statement.

2.

The parties agree that all other provisions contained in the Note remain in full force and effect and nothing contained in this First Amendment to Convertible Promissory Note is intended to, nor does it amend or alter those other provisions in any way.

IN WITNESS WHEREOF, this First Amendment to the Convertible Promissory Note is signed by the parties effective as of the date first above written.

VINCERA, INC. (f/k/a Smarte Solutions, Inc.)         HOLDER

By: /s/ DAVE MALMSTEDT

_____________________ Signature

Dave Malmstedt, CEO

________________________

SCHEDULE OF CONVERTIBLE NOTE HOLDERS WHO HAVE EXECUTED THE FIRST AMENDMENT TO CONVERTIBLE PROMISSORY

Note Holder	Date of Investment	Amount
Joseph Marshall	9/23/2004	$5,629.15
Kelly Rodgers	12/19/2003	$25,000.00
Jeff Huissman	1/11/2004	$30,000.00
Stephen Turner Moreland	1/26/2004	$25,000.00
Stephen Turner Moreland	3/24/2004	$10,000.00
Debra Moreland	3/24/2004	$10,000.00
Kenneth Trattner	2/1/2004	$50,000.00
Donald Mandel	2/1/2004	$50,000.00
Manuel W. Coats	2/8/2004	$50,000.00
Jack Eshelman	2/24/2004	$10,000.00
Jack Eshelman	4/19/2004	$20,000.00
Jack Eshelman	5/24/2004	$15,000.00
Richard Toth	2/26/2004	$5,000.00
Jason Parrish	3/30/2004	$100,000.00
Jason Parrish	4/14/2004	$50,000.00
Jason Parrish	5/14/2004	$50,000.00
Jason Parrish	7/29/2004	$50,000.00
Antoinette Terrel	3/30/2004	$10,000.00
Craig Blaesing	4/9/2004	$25,000.00
George Fenimore	4/28/2004	$20,000.00
George Fenimore	6/9/2004	$45,000.00
Laura Cox	4/30/2004	$10,000.00
Jon R. Ziegler	4/30/2004	$20,000.00
William J. Mardaga	6/4/2004	$100,000.00
Bill Mathews	6/7/2004	$25,216.14
Jan Fenimore	6/10/2004	$12,000.00
Lisa Womak	6/11/2004	$10,000.00
Michael Eshelman	6/24/2004	$75,000.00
TOTAL		$907,845.29